UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

August 16, 2007

Date of report (Date of earliest event reported)

MedicalCV, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	0-33295	41-1717208
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9725 South Robert Trail

Inver Grove Heights, Minnesota 55077

(Address of principal executive offices, including zip code)

(651) 452-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02                       DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(d)           On August 16, 2007, our Board of Directors, upon the recommendation of the Compensation Committee, revised the equity-based compensatory arrangements under the Non-Employee Director Compensation Policy, which appears as Exhibit 10.1 hereto and is incorporated by reference in response to this Item 5.02.

Effective upon shareholder approval of proposed amendments to the 2005 Director Stock Option Plan, equity compensation for service on the Board of Directors will be as set forth in the Non-Employee Director Compensation Policy.  In particular, the following changes are contemplated:  (1) the automatic annual option award under the 2005 Director Stock Option Plan will be increased from an option for the purchase of 5,000 shares to an option for the purchase of 10,000 shares and (2) the initial pro-rated option award under the 2005 Director Stock Option Plan will be replaced (on a go-forward basis only) with an option for the purchase of 10,000 shares.

On August 16, 2007, the Board also determined to discontinue the practice of granting option awards under the Amended and Restated 2001 Equity Incentive Plan for the purchase of 5,000 shares to new directors joining the Board other than at an annual meeting of shareholders.

On August 16, 2007, the Board awarded non-qualified stock options for the purchase of 5,000 shares of common stock to each of David A. Chazanovitz and Richard J. Faleschini.  The foregoing options were issued under our Amended and Restated 2001 Equity Incentive Plan.  Such options vest in full upon the first anniversary of the date of grant.  They are exercisable at $2.70 per share, which was the closing price of our common stock on the OTC Bulletin Board on August 16, 2007.  These options expire on August 16, 2017.  We previously filed the form of non-qualified stock option agreement used in connection with awards under our Amended and Restated 2001 Equity Incentive Plan.

(e)           On August 16, 2007, our Board of Directors, upon the recommendation of the Compensation Committee, approved a Management Incentive Plan (“MIP”), which appears as Exhibit 10.2 hereto and is incorporated by reference in response to this Item 5.02.

The MIP is designed to provide an additional performance incentive to increase the value of the company on a sustained basis in accordance with our operational and strategic objectives.  All executive officers and managers identified by the Chief Executive Officer and approved by the Compensation Committee are eligible to participate.  Specific performance measures for fiscal year 2008, which will include both corporate goals (serving as the basis for 70% of the payouts) and individual goals (serving as the basis for 30% of the payouts), are still being developed.  These performance criteria are further subject to revision based upon changes in circumstances.  However, award opportunity levels have been established for our officers as set forth in the table below.  In addition, the payout for any participant who becomes a participant after the start of the plan period, or is on a leave of absence for a portion of the plan period, or whose employment is terminated prior to the end of the plan period because of disability or death will be prorated.  Furthermore, upon a change in control of the company, if the company or its successor does not continue or assume the plan, each participant will be entitled to a pro rata share of his or her payout.  The Compensation Committee plans to review the plan on a periodic basis and reserves the right to review, change or amend the plan at any time.  The foregoing description is qualifed in its entirety by reference to the plan, which, as noted above, appears as Exhibit 10.2 hereto.

On August 16, 2007, the Board of Directors, upon the recommendation of the Compensation Committee, set the following minimum, target and maximum payouts under the MIP as a percentage of base salary for fiscal year 2008:

	Minimum	Target	Maximum
Chief Executive Officer	20%	30%	45%
Senior Vice President / Chief Financial Officer	15%	25%	30%
Senior Vice President / Chief Operating Officer	15%	25%	30%
Vice President, Operations	15%	25%	30%
Vice President, Research & Development	15%	25%	30%
Vice President, Marketing	15%	25%	30%
Vice President, Regulatory	15%	25%	30%

ITEM 9.01             FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

See “Exhibit Index”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MedicalCV, Inc.

Date: August 21, 2007	By:	/s/ Marc P. Flores
Marc P. Flores
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number	Description
10.1	Non-Employee Director Compensation Policy, dated August 16, 2007.
10.2	Management Incentive Plan, adopted August 16, 2007.